Exhibit 99.1

2024 Preliminary Revenues and Cash

2024 Total Year Expected Net Revenues

$255M-$260M

$49M-$54M

Q4 expected net revenues

UDENYCA

Expected sales of **$42M-$47M** signaling strength of demand following temporary supply interruption

OBI and strong pricing continue to differentiate the franchise and **drive net revenues**

LOQTORZI

Expected sales of **$7M-$8M,** with consecutive QoQ **growth exceeding 20%** since launch in Q1

Cash, Cash Equivalents & Investments

Year-end cash, cash equivalents and investments expected to be reported at

~$125M

Following expected divestiture of the UDENYCA® Franchise for up to

$558.4M

proceeds will be used to repay the entirety of the company's $230 million convertible notes due April 2026

Current post-close cash runway projections **exceed two years**, past key data readouts expected in 2026

The preliminary 2024 financial information presented herein has not been audited and is subject to change. The complete Coherus Fourth Quarter and Full Year 2024 Financial Results are planned for release in March 2025. The closing of all the proposed transactions, including the divestiture of the UDENYCA® Franchise and repayment of the entirety of the company's $230 million convertible notes due April 2026, are subject to various conditions, including customary closing conditions, approval by Coherus shareholders, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, any required approval by the Committee on Foreign Investment in the United States (CFIUS) as well as certain other conditions.

©2025 Coherus BioSciences 39